SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2004

CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in Charter)

New York	1-11398	11-2520310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200A Executive Drive, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (631) 586-5200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 4.    Changes in Registrant's Certifying Accountant

(a)    Previous independent accountants

(i)    Effective June 21, 2004, Goldstein Golub Kessler LLP ("GGK") resigned as the independent accountants of CPI Aerostructures, Inc. ("Company").

(ii)    The reports of GGK on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)    As a result of the Company hiring as its Chief Financial Officer an individual who was the lead audit partner from GGK on the Company's audit within the last year, GGK was deemed to be not independent and precluded from continued service for the Company. When the Company's Audit Committee was informed that GGK would be required to resign, it engaged J. H. Cohn, LLP as the Company's new independent accountants.

(iv)    In connection with its audits for the two most recent fiscal years and through June 21, 2004, there have been no disagreements with GGK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of GGK, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years.

(v)    During the two most recent fiscal years and through June 21, 2004, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

(vi)    The Company requested that GGK furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is attached as Exhibit 16.1 to this Form 8-K.

(b)    New independent accountants

The Company engaged J. H. Cohn, LLP as its new independent accountants as of June 21, 2004. During the two most recent fiscal years and through June 21, 2004, the Company has not consulted with J. H. Cohn, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided to the Company concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

Item 7.    Financial Statement and Exhibits

(c)    Exhibits:

16.1    Letter from Goldstein Golub Kessler LLP dated June 21, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2004  CPI AEROSTRUCTURES, INC.

By: /s/ Edward J. Fred

Edward J. Fred Chief Executive Officer